UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2021 (January 22, 2021)

iCoreConnect Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-52765	13-4182867
(Commission File Number)	(IRS Employer Identification No.

13506 Summerport Village Parkway #160, Windermere, FL	34786
(Address of Principal Executive Offices)	(Zip Code)

888-810-7706

(Registrant’s Telephone Number, including Area Code)

_________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 22, 2021, iCoreConnect, Inc., a Nevada corporation (the “Company”) and Tysadco Partners LLC, a Delaware limited liability company (the “Investor”), entered into a Purchase Agreement between the Company and the Investor (the “Purchase Agreement”). Also, on January 22, 2021, the Company executed a Registration Rights Agreement (the “Registration Rights Agreement”), and a Securities Purchase Agreement (the “SPA”) with the Investor.

Pursuant to the Purchase Agreement, the Investor committed to purchase, subject to certain restrictions and conditions, up to $5.0 million worth (the “Commitment”) of the Company’s common stock over a period of 24 months from the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the Purchase Agreement. The Company has issued 250,000 restricted shares of its common stock (the “Commitment Shares”) to the Investor as a commitment fee.

The Purchase Agreement provides that at any time after the effective date of the Registration Statement, from time to time on any business day selected by the Company, the Company shall have the right, but not the obligation, to direct the Investor to buy the lesser of $250,000 or 300% of the average shares traded for the 10 days prior to the closing request date, at a purchase price of 75% of the lowest daily traded VWAP price during the five trading days preceding the draw down or put notice, with a minimum request of $25,000. The payment for the shares covered by each request notice will occur on the business day the Investor receives the trade settlement for the purchased shares.

In addition, the Investor will not be obligated to purchase shares if the total number of shares beneficially owned at that time would exceed 9.99% of the number of shares of the Company’s common stock as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. In addition, the Company is not permitted to draw on the facility unless there is an effective registration statement to cover the resale of the shares.

The Purchase Agreement also contains customary representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Purchase Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Purchase Agreement. The Purchase Agreement further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the Purchase Agreement or Registration Rights Agreement.

The Company has the unconditional right, at any time, for any reason and without any payment or liability, to terminate the Purchase Agreement following the Commencement Date (as defined therein). In addition, the Purchase Agreement automatically terminates upon certain bankruptcy events, if the commencement of Investor’s purchase of shares thereunder shall not have occurred on or before September 30, 2021, or if the Company sells the entire $5.0 million of shares of common stock subject to the Purchase Agreement.

Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file a registration statement with the SEC within sixty (60) days after entering into the Purchase Agreement to register the shares issuable under the Purchase Agreement and the Commitment Shares.

Pursuant to the terms and conditions of the SPA, the Company sold and the Investor purchased 4 million shares of the Company’s common stock for an aggregate purchase price of $200,000 (the “Private Placement Shares”).

The foregoing descriptions of the Purchase Agreement. the Registration Rights Agreement and the SPA are qualified in their entirety by reference to the Purchase Agreement, the Registration Rights Agreement and the Securities Purchase Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference in this Item 1.01.

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Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Commitment Shares, the Private Placement Shares and the offering and sale of up to $5.0 million of shares of common stock from time to time under the Purchase Agreement is incorporated by reference into this Item 3.02.

The Company issued the Commitment Shares and the Private Placement Shares to the Investor in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration for private placements based in part on the representations made by the Investor, including the representations with respect to the Investor’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and the Investor’s investment intent.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed as part of this Current Report on Form 8-K.

Exhibit	Description
10.1	Purchase Agreement, dated January 22, 2021 by and between iCoreConnect, Inc. and Tysadco Partners LLC
10.2	Registration Rights Agreement, dated January 22, 2021, by and between iCoreConnect, Inc. and Tysadco Partners LLC.
10.3	Securities Purchase Agreement, dated January 22, 2021, by and between iCcoreConnect, Inc. and Tysadco Partners LLC.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

iCORECONNECT INC.
(Registrant)

Dated: January 26, 2021	By:	/s/ Robert McDermott
Robert McDermott
President and Chief Executive Officer

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